Exhibit 10.17

December 20, 1999

Mark E. Lucas
15 Norrans Ridge Drive
Ridgefield CT 06877

Dear Mark:

    Iomega is please to confirm your offer of employment as Executive Vice President, Global Marketing and Product Management, reporting to Bruce Albertson at our Corporate Headquarters in Roy Utah. The annual compensation will be $260,000 paid on a hi-weekly basis. We would like your employment to begin as soon as possible.

    Your compensation package also includes:

  •
  Participation in the Iomega Incentive Bonus Program, with an annual incentive target payment equal to $150,000 (minus applicable withholding taxes); This bonus will be guaranteed at 50% ($75,000) for first full year employment. Your actual award could be greater based on performance.

  •
  A benefits package encompassing hospitalization, major medical and dental coverage, 401 (k) retirement plan, vacation and holidays, and educational assistance subject to the terms and conditions of these plans.

  •
  In addition to Iomega's comprehensive Relocation Package, Iomega will provide:

    Extension of home sale benefits for a 2-year period from hire date.

    Extension of purchase of new primary residence benefits for a period of 2 years from date of hire and a waiver of the requirement to sell your existing home.

  •
  An option to purchase 50,000 shares of Iomega stock with an exercise price equal to the Fair Market Value on your start date. The Fair Market Value of the stock is determined by the average of the high and low price on the New York Stock Exchange on your first day on the payroll. These option shares will vest in four increments, 25% on your first anniversary, 25% on your second anniversary, 25% on your third anniversary and 25% on your fourth anniversary and will be subject to a stock option agreement, which contains, among other terms, requirements regarding confidentiality, non-solicitation, and non-competition.

  •
  An option to purchase 10,000 shares of Iomega stock with an exercise price equal to the Fair Market Value on your start date. The Fair Market Value of the stock is determined by the average of the high and low price on the New York Stock Exchange on your first day on the payroll. These shares will be 100% vested upon your date of hire and will be subject to a stock option agreement, which contains, among other terms, requirements regarding confidentiality, non-solicitation and non-competition.

  •
  As a Executive Staff member, you will be covered by the Change of Control provision adopted and passed by the Board of Directors. Under a modified, single trigger change of control provision your salary, annual bonus at target and benefits will be continued for 12 months under the following circumstances:

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  If within one year from date of change in control, your employment is terminated by the Company other than for cause.

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  If you exercise an option to leave within 30 days following completion of one year from date of change of control.

    However, these payments would be reduced (or in the case of benefits, eliminated) once subsequent employment is obtained during the period. Outplacement services will be provided to assist your search for new employment.

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  Eligible to participate in the Executive Life Insurance Program at two times the annual base salary, subject to medical underwriting.

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  Eligible to participate in the Executive Long-Term Disability Program.

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  Eligible to participate in the Executive Tax Planning Services provided by PriceWaterhouse, LLP.

    In response to your proposed language regarding modification to our standard "Employment At Will" language and your suggestion of Arbitration, we are not able to agree to the terms outlined in your response. We have, however, added the following commitment regarding separation of your employment:

    Subject to the conditions set forth below, Iomega will pay to Employee the equivalent of six months pay ("Separation Pay") if Employee is terminated within the first two years of his employment for any reason other than:

  1.
  Violation of any law that would impact Iomega or Employee's ability to perform for Iomega.

  2.
  Violation of Iomega's Code of Conduct.

  3.
  Violation of any securities regulations.

  4.
  Persistent or repeated refusal to perform the material duties of employment (other than because of physical or mental illness).

  5.
  Any breach of non-solicitation, non-competition or non-disclosure obligations owed by Employee to Iomega.

  6.
  Any act of fraud, theft or embezzlement or act involving moral turpitude (including without limitation the giving or receiving of any bribe, sexual or racial harassment).

    Separation Pay will not be paid unless and until Employee executes a full and complete release of Iomega. Separation Pay will be paid over a six month period on Iomega's regular payroll schedule and will be subject to all applicable taxes and other appropriate deductions.

    The start of your employment is contingent upon your acceptance of this offer and the terms and conditions described in this letter, your signature on an agreement regarding confidentiality, nonsolicitation and non-competition, and proof of your eligibility to work in the United States. As you will note, this offer for a position constitutes an at-will relationship with Iomega. This means that both you and Iomega share the right to sever the employment relationship at anytime, for any reason or no reason, and with or without notice.

    Additionally, it is Iomega's policy that all employees successfully pass a drug screen at an Iomega approved facility prior to beginning employment. The actual test date is at Iomega's discretion. This of employment is also contingent upon satisfactory background checks, which are currently pending.

    We are looking forward to your joining Iomega. Please fax a copy of the signed offer (indicating the date that you will begin work) and relocation agreement to me at (801) 332-3439. In the meantime, if you have any questions, please contact me at (801) 332-3217.

Sincerely,

/s/ KEVIN M. O'CONNER Kevin M. O'Conner Vice President, Human Resources Iomega Corporation
/s/ MARK E. LUCAS Signed and Accepted	12/20/99 Date	1/03/00 Start Date

Offer expires: Tuesday, December 21, 1999